EXHIBIT 99.3

ACC Corp. Chairman and Chief Executive Officer Passes Away

ROCHESTER, NY (December 5, 1997) ACC Corp. (Nasdaq NMS: ACCC) today announced that its chairman of the board and chief executive officer, David K. Laniak, 62, passed away unexpectedly Friday due to complications from a blood clot affecting his lungs.

The following statement can be attributed to ACC's board of directors and senior management team: "We send our thoughts and prayers to Dave's family. Dave's vision over the past two years was instrumental to ACC's expansion in Europe and North America, and his leadership greatly contributed to the significant growth of the company."

Laniak joined ACC's board of directors in 1989 and became chief executive officer in October 1995. He was appointed to the position of chairman of the board in October 1996. Prior to joining ACC, he served with Rochester Gas and Electric Company for 37 years, most recently as executive vice president.

ACC's board of directors has named Robert M. Van Degna chairman of the board. Mr. Van Degna, 53, has been an outside director of ACC Corp. since 1995. He is managing partner at Fleet Equity Partners.

On November 26, ACC signed a definitive merger agreement with Teleport Communications Group. The merger is expected to be completed in the middle of next year. The executive team responsible for day-to-day operations of ACC's various business units will work closely with the ACC board of directors to manage the activities of the business and the merger process with Teleport.

ACC Corp. is an international telecommunications holding company headquartered in Rochester, New York. ACC subsidiaries provide telecommunications services to business, residential, and student customers in the United States, Canada, the United Kingdom, and Germany, as well as specialized programs for colleges, universities, and other carriers. ACC Corp. has annualized revenue in excess of $380 million.